Exhibit 99.2

CASCADE CORPORATION, #4166329

Cascade Corporation Q3 FY 2010 Call

December 2, 2009, 2:00 PM PT

Chairperson: Robert Warren

Operator:	Good afternoon ladies and gentlemen and welcome to the Cascade Corporation third quarter fiscal year 2010 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference please press the * followed by the 0. As a reminder, this conference is being recorded on Wednesday, December 2, 2009.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead sir.

Robert Warren:	Thank you. Good afternoon everyone and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 1,800 employees working in 27 facilities in 16 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the truck to carry, position, and deposit various types of loads.

A smaller portion of our products are for construction vehicles such as tool carriers and skid steers. Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar, and Nissan.

Joe will now provide you with an overview of the third quarter.

Joe Pointer:	Thank you Bob. I’d like to remind everyone that during the course of this call, we may make forward-looking statements. Participants are cautioned that these forward-looking statements including statements about our anticipated revenues, costs, earnings, and cash flows are subject to a number of risks and uncertainties that could cause our actual future results to differ materially.

Additional information regarding these risks and uncertainties is described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations.

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In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

As I walk you through our results, please note that our current fiscal year ends on January 31, 2010 so when we refer to the third quarter of fiscal year 2010 we are actually referring to the quarter that just ended October 31, 2009. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

Given the steep declines in business volumes in comparison with the prior year, we believe it is more relevant to evaluate our performance and the state of the lift truck industry by reviewing recent quarterly results. Our press release highlights the significant year over year comparisons. My comments in the call will be more focused on the recent quarterly trends.

Net sales for the current quarter were $81 million, a 5% increase compared to the second quarter. This is in line with third quarter lift truck shipments which were up 4% compared to the second quarter.

Both the China and Asia Pacific regions had double digit increases in lift truck industry shipments while both North America and Europe had double digit decreases. These trends underscore the fact that the market is still rather volatile and we have yet to see any consistent trends over multiple quarters with the exception of China.

We had net income for the third quarter of $157,000.00 compared to a net loss of $12.3 million in the second quarter. Third quarter results include $1.5 million of restructuring costs, primarily as a result of the steps we took to cease production activities at our attachment facility in Almere, The Netherlands. Second quarter restructuring costs were $11.6 million.

Excluding all restructuring costs, our net income would have been $1.7 million in the third quarter in comparison with a loss of $714,000.00 in the second quarter.

Our free cash flow for the current quarter was just over $2 million, a decrease of $13 million from the free cash flow of $15 million in the second quarter. I’ll discuss the change in further detail a bit later.

I would now like to spend a few minutes discussing our regional results. North America sales increased 8% as compared to the second quarter. This increase reflects a gradual increase we are seeing in order levels. Our gross profit percentage has increased from 28% in the second quarter to 31% in the third, primarily the result of product mix. Operating income in North America increased to $4.4 million as compared to $1.7 million in the second quarter.

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In Europe, the financial results were significantly impacted by our restructuring efforts. This includes both direct restructuring costs and any indirect costs related to disruption of our operations which are difficult for us to accurately measure.

Our sales in Europe dropped 14% in comparison with the second quarter against a lift truck industry decrease of 12%. In the third quarter we successfully completed the transition of production out of our Almere facility, primarily to Verona, Italy. We have been particularly alert to our customers’ needs during this period and we believe we have been able to accomplish the transition without losing any market share.

Gross margins in third quarter were negatively impacted in Europe by several factors including unabsorbed fixed and variable costs from low sales volumes, inventory write-downs, and various costs related to the transition of production activities.

Asia Pacific experienced a 2% increase in sales and a 1% increase in gross profit percentage to 27%. This region has benefited significantly from changes in product mix and the weakening of the U.S. dollar against local currencies which has lowered the cost of their U.S. source purchases.

Operating income in Asia Pacific increased 45% in the current quarter as compared to the second quarter due to improved margins and lower SG&A costs.

China’s overall financial results at the operating income level are 35% ahead of the second quarter. This is due to product mix with a 29% increase in higher margin third party sales and price increases implemented in the prior year. China is the only region with operating income above prior year levels.

On a consolidated level, our SG&A is down 5% from the second quarter and 20% from the prior year. Our SG&A, our level of SG&A costs reflect a reduction in personnel costs and the cumulative effect of our continued efforts to maintain tight controls on discretionary spending. We believe our SG&A costs will remain in the current range over the near term future.

Regarding income taxes, our effective tax rate was 58% during the third quarter. As we have mentioned in recent conference calls, our current year rate has been driven by taxes we have paid in countries where we are generating income and by not being able to realize a tax benefit in the European countries where we have incurred losses. In addition, we are incurring taxes on dividends related to the repatriation of cash to the U.S. which is being used to pay down our outstanding debt.

Given our continued restructuring efforts in Europe and the continuing economic recession, we will likely be in a similar position in the fourth quarter and for the year with tax expense that is disproportionate relative to levels of income or loss.

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Now turning to the balance sheet, we continue to utilize cash flow to pay down our long term debt. Our current debt balance of $63 million is down $2 million from the end of the second quarter and $41 million from yearend. We have previously mentioned the opportunity to generate significant free cash flow during the current fiscal year. We measure free cash flow as our cash from operations less capital expenditures.

Year to date, our free cash flow is about $32 million as compared to $8 million in the prior year. This increase, while incurring a net loss, is a result of our continued efforts to reduce working capital levels principally, accounts receivable, and inventories.

During the third quarter our free cash flow dropped $13 million from the second quarter as we haven’t been able to sustain the reduction of working capital, mainly inventories and accounts receivable achieved earlier in the year. We still believe our biggest opportunity to further decrease our working capital continues to be through the reduction of inventories which decreased 4% during the quarter. We anticipate future reductions of inventory to be in the range of $10 million to $12 million given the current level of business.

We also have lower levels of capital expenditures in the current year. This reflects our efforts to move forward only with those capital expenditures related to critical projects. At this point, we estimate capital expenditure spending for the fourth quarter of fiscal 2010 to be $2 million which would give us a total of just over $5 million for the year.

Now I’d like to turn the call over to Bob for a discussion of the current market trends and some other general comments.

Robert Warren:	Thank you Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not exactly correlate with our business levels since various end markets use our products to differing degrees, it does give us some indication of short term trends.

As Joe noted, on a sequential quarter basis global lift truck shipment rates have increased slightly. We are seeing increases in China and Asia Pacific that lead us to believe the overall decline in those markets might be ending. North America has shown some improvement although it is not consistent. Europe, on the other hand, has continued to slide from the second quarter.

So the key question is when will we begin to see any steady recovery? The answer varies by market. In North America and Asia Pacific it appears the

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current levels of truck shipments will continue through the end of our fiscal 2011. European truck shipments will continue at the current levels through 2011 and probably into the following year. China is currently showing strong growth. The level of future growth in China is uncertain but we don’t expect any declines in lift truck shipments from current levels.

Now I’d like to give an update on our ongoing European restructuring efforts. The most significant steps to date have been the termination of production operations in both France and The Netherlands. The closure in France was completed in the second quarter. During the third quarter we completed the transition of production from The Netherlands to Italy and to a lesser extent, other Cascade locations. We will continue to streamline the production process in Italy during the fourth quarter.

The next significant step is the continued rationalization of our fork production capacity. Recently we initiated discussions with the local works council at our facility in Hagen, Germany regarding our intention to cease production operations there. Our plans are to initiate these activities during the fourth quarter and have them substantially complete by yearend. We still anticipate being able to provide a full range of products to our European customers with our remaining facilities in Europe and other regions. We estimate cost for the Hagen restructuring will be approximately $10 million and will be recorded in the fourth quarter of fiscal 2010.

Including the $18 million of restructuring costs incurred through the first nine months of the year, our total restructuring costs are estimated to be approximately $28 million to $30 million for fiscal 2010. Of this total, we estimate 73% to be cash related costs and 27% to be non-cash costs such as asset write-downs.

I want to emphasize that the primary focus of our restructuring efforts in Europe have been to maintain market share and achieve an acceptable level of operating income. My expectation is that the steps we have taken this year will put us in a better position to achieve this goal in the next fiscal year. As we move forward we will still be evaluating other opportunities throughout our global operations to better position ourself for the future. This will be an ongoing process as we work through the market recovery.

In developing these plans I want to emphasize we are very cognizant of the need to maintain our core enterprise including human resources and capital assets to put us up in a position to respond to the market demand when it ultimately improves.

This concludes our prepared remarks and we’re now ready to open the call to your questions.

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Operator:	Thank you sir. Ladies and gentlemen at this time I would like to begin the question and answer session. If you have a question please press the * followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, press the * followed by the 2. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received and as a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers.

One moment please for our first question.

Our first question comes from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi Bob. Hi Joe.

Robert Warren:	Hi Arnie.

Joe Pointer:	Hi Arnie.

Arnie Ursaner:	Question to ask you, Bob, in your prepared remarks you went a little faster than I could write. You were speaking about Asia Pacific, Europe and China growth — North America and Asia, I think what you said is — why don’t you do this? Please repeat what you said about how you expect the current trends to continue.

Robert Warren:	Basically we believe the North American market has bottomed out. We did see an 18% reduction in shipments in North America from the second quarter but at the current level, we’re saying we believe that will run out through most of next year. We were making money at that level in the third quarter.

Arnie Ursaner:	Okay, in Europe you indicated it might continue into 2011?

Robert Warren:	We believe it will remain at this level all of next year. That’s our — and mostly your annual year 2010.

Arnie Ursaner:	Right, and China — I’m sorry.

Robert Warren:	So basically the OEMs in North America are also discussing maybe 2%, 3% change from the run rate we’re seeing right now so basically this run rate for the next five quarters in North America.

Arnie Ursaner:	Got it, and Asia Pacific?

Robert Warren:	Asia Pacific is actually, it showed some improvement over the second quarter but we think it’s going to remain pretty flat going forward. It’s still profitable and we see opportunity there but we don’t see a big upside. The only market for the last three quarters that has been fairly robust is China.

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They came off their low in the fourth quarter of last year into the first quarter and have been strong ever since. They’re projecting a growth rate of 8% to 9% in China this year and it’s certainly above that in their recovery of the lift truck market.

Arnie Ursaner:	So in your remarks I thought you had said you expect no declines from the current levels. What you’re really saying is no change from the high single digit rates of growth?

Robert Warren:	I would say that we don’t know if it can continue to increase at this level. It’s pretty strong growth right now. We would guess that the rates we’re seeing in the third quarter could be going flat from this level, their accelerated level, through next year. Whether it can continue to grow, we really don’t know.

Arnie Ursaner:	Okay, real quick question for Joe — on the $10 million restructuring you’re likely to take in Q4, I just want to make sure that does not trip or cause any covenant issues.

Joe Pointer:	Right now any restructuring costs are excluded. We don’t anticipate any issues with covenants and restructuring costs are excluded from the calculation.

Arnie Ursaner:	Perfect, and then just to kind of get to an apples to apples number, excluding the one time $1.5 million impairment, the one time charge you incurred, you mentioned you’d have $1.7 million of net income. That would be $0.15 a share but it would also imply no tax impact or not tax-affecting the $1.5 million. Is that the right way to think about it?

Joe Pointer:	Yes because that’s not tax-effective because it’s in Europe.

Arnie Ursaner:	So even if I did a fully taxed 35% type rate, you still would have shown $0.10 this quarter, much better than consensus expectations and again, you can’t report it that way because of GAAP but the results are much better than what you’re showing us as a reported number.

Robert Warren:	Exactly.

Arnie Ursaner:	Okay, the final question from me is the driver of very positive results was mix and margin. You showed tremendous margin improvement in various regions despite an unbelievably challenging environment. Can you give us a feel for what you’re seeing in terms of mix? By definition it almost has to be more attachments or aftermarket parts but could you expand on it a little bit please?

Robert Warren:	I think in China a lot of it had to do with a lot of the sales that you saw last year were involved in side shifter sales into Korea, Japan, Southeast Asia, and most of that market has dried up and so they’re seeing a much bigger product mix of higher margin product and lower margin product has pretty much disappeared.

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On the domestic sales, their sales also improved because the OEMs’ exports dropped and still are down and our product went primarily at the OEMs on their export product both forks and side shifters. So it was just a shift in the type of customer and from lower margin product to higher margin product.

Arnie Ursaner:	Okay, I’ll jump back in queue, thank you.

Operator:	Thank you. Our next question comes from the line of James Bank with Sidoti and Company. Please go ahead.

James Bank:	Hi, good evening. I was wondering if you could tell me the last three quarters, what the gross profit was for Europe on a net sales basis, only because it just looks like that region took a bit of a hit this quarter, a little regression from the improvement you showed in the second.

Joe Pointer:	Give me a second. I’m just going to —

James Bank:	Sure.

Joe Pointer:	Do you have another question?

James Bank:	Yes, are you guys still looking to be on track, to be roughly breakeven in the European segment in the next fiscal year?

Robert Warren:	Yes.

James Bank:	Okay, and so far this year it’s about three plant closures and the fourth would be the Hagen in Germany?

Robert Warren:	Actually, Hagen is the third one. The first one was France, it was the fork plant, La Machine and then our attachment facility in Almere, Holland and now the fork facility in Hagen, Germany.

James Bank:	Okay.

Robert Warren:	That would leave us three facilities. The fork plant in Manchester, England and two Italian facilities, a fork plant in Brescia which will now be taking in the large forks from Hagen and our Verona facility which is our consolidated material handling plant now with the closure of the Dutch facility.

James Bank:	And after Hagen, would you say that’s more or less the end of the consolidation period?

Robert Warren:	That’s correct.

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James Bank:	Okay, any LIFO credit in the quarter, procurement of lower steel at all?

Robert Warren:	We haven’t seen — well, one thing, certainly the market price is available should we have been in the market but we have been, we had a very high level of inventory when we went into the recession and we’ve actually been moving some of the largest commodity steel we buy which is the rolled section for our fork production. We’ve actually been moving that from closed facilities around the world so we’ve been shearing our inventory between different geographic territories.

James Bank:	Okay, the percentage of, what percentage of the lift truck market does China reflect?

Robert Warren:	They are right now, as a single country they are the largest lift truck market in the world. They represent, right now the total market I think it’s about 10% of the total market.

James Bank:	Oh just, okay, okay. I was just trying to see if it might be a larger contributor to sales going forward. It’s about 12% here which I thought was still kind of small given their size but if it’s only 10% of the market that obviously answers the question.

Your fourth quarter, typically seasonally weaker than the third but could we expect maybe a bit of a stronger performance sequentially given where we are in the cycle and I guess your comments on the orders and shipments?

Robert Warren:	You mean excluding the restructuring?

James Bank:	Yes, yes, excluding restructuring. I know you guys don’t give guidance but I was hoping for some sort of —

Robert Warren:	That’s going to be hard. I would say we should continue to see similar operating results right now from North America and Asia. Whether we’re going to see improved operating results excluding the restructuring from Europe, Verona is still settling with a lot of new product. I’m not sure we’re going to see much of an improvement in the fourth quarter.

There was a question earlier about what Europe is going to look like next year. We are anticipating breaking even at a minimum next year but I think we might still see some of that improvement not fully realized in the first quarter.

James Bank:	Okay.

Andy Anderson:	It is important to note though that in the fourth quarter there is probably about 8% to 9% fewer shipping days.

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James Bank:	Right, right.

Andy Anderson:	As much as we’d like to think not, we’re still fairly correlated with shipping days.

James Bank:	Right, I just thought just given where we are and as the cycle wants to probably begin to improve over the next couple of quarters, I thought maybe the seasonality would be offset but seemingly probably won’t. And that’s all I had unless Joe, you were able to find that gross profit?

Joe Pointer:	The margin — this is in the first, second, and third quarter — was negative 9%, 1%, and negative 11%.

James Bank:	Okay.

Joe Pointer:	The two quarters that had the big — obviously all of the quarters are impacted by unabsorbed overhead but the first and the third quarter were also hit with lower cost or market write-downs on inventory.

James Bank:	Would you say the regression in this third quarter then was just more of just, really just the market deteriorating still in Europe and at some point hopefully that will turn around? Is that what you attribute it to mostly?

Robert Warren:	Are you talking about the gross margin?

James Bank:	Yes, the gross margin slipping back down to —

Andy Anderson:	I would pretty much just blow out any, trying to make any analysis on this quarter on gross margin. There was so much movement going on in Europe between factories, installing machinery, moving machinery around in factories that attempting to pin —

Robert Warren:	And the tails are coming down to boot.

Joe Pointer:	You are right in the fact that the market has deteriorated somewhat from the second quarter.

Andy Anderson:	It’s just so many parts going on in that that —

Robert Warren:	This is some anecdotal information that maybe at this, they finally hit their low. We don’t really see, we haven’t been able to see any quarter on quarter results of that yet because the WIT, World Industrial Trucks statistics, they only show order rate and that order rate is bottoming out so we have an assumption that their shipments, they don’t have a lot of backlog so we should start seeing some at this level, it start flattening out. It’s dropped so precipitously in the last nine months it’s just, it’s almost — I don’t see how they could sustain the —

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James Bank:	Unsustainable, right. But do you think you would have seen sequential improvement in that gross margin had you guys not moved the machines around and all the other miscellaneous that you just mentioned?

Andy Anderson:	No, if we hadn’t done that we’d have still had all the factories and we would have seen a sequential change in gross margin but it wouldn’t have been positive.

James Bank:	Okay, okay, fair enough, fair enough. Thank you very much.

Robert Warren:	I think that if you look at, there’s — we’re either going to end up around $27 million to $28 million in restructuring charges. We lost $23 million potentially at the end of the year on our operating line in Europe. I think we’re going to be at the very minimum at breakeven next year. We’re going to be able to pay for this restructuring in one year.

James Bank:	Okay, alright, terrific. Thank you very much.

Joe Pointer:	Thanks James.

Operator:	Thank you. Our next question comes from the line of JB Groh with DA Davidson and Company. Please go ahead.

JB Groh:	Good afternoon guys.

Robert Warren:	Good afternoon.

JB Groh:	Joe, I was looking at the accrued restructuring costs. It looks like that explains a big change in your cash flow because that went from $8.5 million to $3 million this quarter, right?

Joe Pointer:	Right, yes. It was a big payout quarter and we anticipated that was going to happen.

JB Groh:	So when we look at that, whatever it is, $17.4 million in restructuring, basically the only payable associated with that that’s been through your income statement but not hit cash is the $3 million that’s remaining there?

Joe Pointer:	Correct.

JB Groh:	Is that a good way to look at it?

Joe Pointer:	That’s exactly.

JB Groh:	Okay, and then on the tax rate for Q4, I guess that’s going to be pretty wild looking as well. How should we think of that? You know, x restructuring, should it be in a sort of normalized rate of 34%, 36%, something like that?

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Joe Pointer:	I couldn’t even begin to predict it. It’ll have such impact on what our level of income or loss will be for the fourth quarter, I couldn’t — I think after the fourth quarter I would say it probably should be getting down to a more normalized level but for the fourth quarter it’s going to be dependent upon level of income where it is and which margins pick up.

JB Groh:	Gotcha, okay but Europe will be the big driver there. As you mentioned, you don’t get any benefit there from the loss.

Joe Pointer:	Right.

JB Groh:	Okay, and then how are you guys thinking — I know maybe this is a little early to start thinking about huge inflection points and recovery but given the consolidation you’ve done with the plants and that sort of thing, how are you thinking of the need to add space, headcount, those kinds of things? Once things recover do you think a lot of these cost savings that you’ve incorporated are sustainable in a higher revenue environment or what sort of increment do you think you’d have to add?

Andy Anderson:	If you look at, for instance two of the facilities we closed or are in the process of closing are fork plants. As you remember about 18 months ago we opened a new fork plant in operations in China, Xiamen, China and have been in the process of getting approvals in shipping to our OEM customers out of that lower cost facility. This restructuring was coming already and so we believe certainly on forks we have ample capacity to supply the eventual upswing of the European market.

On MHP, on our material handling product, Verona and our capacity with all of the facilities we have in North America has ample capacity to handle the upswing in both the North America and European market. Right now we believe our capacity for the growth we’re seeing in China we have ample capacity between the plants we have there both fork and attachment facilities. So right now if we look at a rather slow recovery around the world other than China towards numbers we saw peaking out in 2007 and 2008 which could be two or three years before it gets back up there, we have ample capacity, production capacity.

JB Groh:	Great, thanks for your time guys.

Andy Anderson:	Thanks.

Operator:	Thank you. Our next question comes from the line of Schon Williams with BB&T Capital Markets. Please go ahead.

Schon Williams:	Hi, good afternoon.

Robert Warren:	Good afternoon Schon.

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Schon Williams:	Could you just help me reconcile I guess the timing of the savings that we’re expecting in Europe because I would have actually expected more of that to show up in Q3 and obviously the weak volumes didn’t help on top of the additional transaction costs from moving equipment but can you help me understand the timing of when should we expect to start seeing some of those savings come through? I mean, it doesn’t sound like it’s coming in Q4 so I’m having a hard time reconciling the fact that we’re getting to breakeven next year yet we’re still losing $5 million in operating income in Q3 or Q4.

Robert Warren:	I think that you’re going to not really see some of that contribution of this restructuring until the second quarter of next year. We still have dealt with through the third quarter, still a big drop in the market that was going on. We have residual product that was produced in high cost factories that since we’ve closed, so we’re losing on the sale itself of some of these forks we were selling, market prices being impacted by competitors needing to fill what is for them also big under-absorption. So pricing was being affected, costs were not coming down as fast as we would have liked and we also had the consolidation of production down in Verona which was a lot of disturbance that wasn’t going to give us the efficiency we believe we’re going to get.

Schon Williams:	Okay and do you think you’ll get at the full run rate of the savings by Q2 or is it we start to see it ramp up in Q2 and we’re not to 100% until Q3, Q4 of next year?

Robert Warren:	I believe you’re going to see already some definite improvement over what we had in the first quarter but it might not get us to full profitability or breakeven in first quarter but we will have that by the second quarter and over the year, our conservative estimate is that we’ll breakeven. We certainly see opportunity for making operating margin next year in Europe.

Schon Williams:	Okay.

Robert Warren:	With the business level as it is. That’s an assumption with no growth.

Schon Williams:	Right, and then you talked a little bit about the competitive pressures. Last time I checked, Bolzoni was talking about building out side shifter capacity in their North American plant. Do you have any sense of whether that’s starting, there’s additional pressure in the markets from their entrance there or maybe talk about future impact of that, maybe once volumes start to come back in North America. Is that a significant threat to you guys?

Robert Warren:	Bolzoni actually did make their side shifters for the last few years in their Chicago facility. The majority of their other material handling product was coming out of Europe, either Finland, Germany, or Italy. That’s not much of a competitive threat with the euro cost base on that. They are significantly smaller operation and market share in North America so it’s not as big a threat. Obviously the declining dollar protects us a little bit from what is primarily our foreign competitors.

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Andy Anderson:	Are you aware of a — is that a recent pronouncement? Maybe we’re not aware of that.

Schon Williams:	That was, I had seen that in the fall and my understanding was that it was something kind of in the works so I have no idea if they have actually broken ground but my understanding was that they would be expanding that Chicago facility and obviously that helps them get around the currency issue. As opposed to having to import product, they can — but I’m not sure, I would say that I think it’s primarily within side shifters not other products so maybe it matters kind of at the edge a little bit but not a significant factor.

Robert Warren:	They have been in production of side shifters. I don’t, I wasn’t aware if they were still bringing some components of that side shifter in from Italy. That’s where their largest obviously volume of the carriages, side shift carriages was so they might have still been bringing cylinders and something in and maybe they’re expanding to bring more of the content end of that. I don’t think that’s going to be too big a competitive issue. We have a very efficient side shift operations out of Warner Robins, Georgia. I believe it’s got some of the best costs in the world for that.

Schon Williams:	Okay.

Robert Warren:	I don’t think it’ll be a huge competitive threat.

Schon Williams:	Okay, I appreciate the update guys.

Robert Warren:	Thank you.

Operator:	Thank you. As a reminder ladies and gentlemen if you would like to ask a question please press the * followed by the 1 at this time. If you are using speaker equipment please lift the handset before making your selection.

Our next question is a follow up question from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Joe, you mentioned SG&A would be similar. Are you implying that as a dollar number or as a percent of sales?

Joe Pointer:	Dollar.

Arnie Ursaner:	Okay, so even if sales improve you think you can keep your SG&A close to these dollar levels?

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Joe Pointer:	I guess as we expect sales would improve in the near future it shouldn’t change.

Robert Warren:	We have things moving in two different directions on that, Arnie. We will clearly experience a certain level of SG&A increase in North America. I don’t think it’s going to be huge but by early next year we will have basically had people on salary freezes and so forth for at least two years and we probably have to make movements there but we’re also, on the counter side of that we’re working to reduce our SG&A in Europe so I think on a nominal, it’ll offset, on a nominal basis you’re looking at a flat SG&A number.

How do you guys feel about it?

Arnie Ursaner:	Typically when industries or companies are bottoming, the bottoms are relatively uneven and I know one of the questions you started with Bob at the beginning is are we likely to see more steadiness in the recovery? Can you give us a feel for the trends within the quarter and whatever you’ve seen so far in November? I assume December tends to slow down but can you give us a sense or feel for how trends develop by month in the quarter in this bottoming phase and what you’re looking at now?

Robert Warren:	In the North American market we’ve seen some improvement in the last number of weeks. We don’t know whether this is going to sustain itself. It would indicate a little better order rate for us than the market is showing on their order numbers so we’re not sure if people are actually feeling confident enough they’re releasing some of their capital projects near the end of the year here that we’re already on their budget but on the lease, I’m just not sure what it means yet.

On Asia as I say, it’s still — China is still the one country that has shown a return to previous levels of operating margin. And Europe, I think it looks pretty bleak for Europe. The recovery that they have over there is really committed to maintaining employment levels and they’re paying huge amounts of money to pay these people not to work. I think that’s going to be tough coming out of that. We are restructuring everything we do and I see no difference in the short term view that things are not going to change in Europe for a fair period.

Arnie Ursaner:	And again, when you say things might be getting better for example in North America, I’m assuming if you get an order now it’s not going to sit in backlog. I assume you’re able to manufacture it and produce it relatively quickly.

Robert Warren:	That’s correct. We build everything to order and I assure you that our people are very hungry for whatever orders are out there and so we produce everything in very short lead time.

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Arnie Ursaner:	So are you seeing an improvement in inquiries or are you seeing an actual improvement in orders and if it is orders, wouldn’t that translate to revenue fairly quickly?

Robert Warren:	Because we’ve been — it’s such a low level, Arnie. Any slight improvement looks good to us. We’ve been sucking air so long, five, six quarters that we’ve seen a slight increase instead of a decrease and people are breathing a little easier. I wouldn’t say you’re going to see a great deal from North America but we were earning 10% operating at the third quarter level which did have a little improvement towards the, in October over August and September. I think you’re certainly going to see that or a slight improvement from that but as we mentioned earlier, fourth quarter has the smaller number of shipping days and that could offset it. But I think that at this level, we were making 10% operating North America and that is still a huge contributor to our operating profit margin. As you’ll see, the contributions out of China are, as a percent of our total operating margin, are significant in the quarter and will be going forward.

Arnie Ursaner:	In your prepared remarks or written remarks regarding Europe, you indicated higher product costs from transportation and import duties on goods shipped from North America. I’m not sure I’ve seen that before in your writing. Should we be looking for you to be shipping more product from North America given the current weakness of the dollar and operating costs in Europe?

Robert Warren:	We were anticipating probably a higher level of product moving out of North America. Our Italian operation has shown a great enthusiasm to compete with that landed cost and so far it’s been able to retain more of the business than we would have anticipated.

Arnie Ursaner:	Okay, thank you.

Robert Warren:	Thank you Arnie.

Arnie Ursaner:	By the way, I look forward to seeing you guys at our conference in January.

Robert Warren:	Looking forward to it, thanks.

Operator:	Thank you. Our next question is a follow up question from the line of JB Groh with DA Davidson and Company. Please go ahead.

JB Groh:	Hi Joe, I just had another balance sheet question. I noticed the receivables number bumped up a little bit on a sequential basis. Anything going on there, any changes in terms or anything or is it just a timing issue or how do we look at that?

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Joe Pointer:	I’d like to hopefully report in the future that’s even going up even more because it just relates to increases in sales in certain regions. There aren’t any changes in terms or anything else. It’s just kind of a trend.

Robert Warren:	Actually, the trends on our days outstanding has been coming down.

JB Groh:	Okay but the absolute level, maybe that’s China or something like that just because of the growth there perhaps?

Joe Pointer:	China, North America, they were both up a little bit when you look at overall sales. Obviously some of those entities especially North America, makes up a pretty big percentage of the number so —

JB Groh:	Gotcha. Okay thanks a lot.

Robert Warren:	Thank you.

Operator:	Thank you. Ladies and gentlemen if there are any additional questions please press the * followed by the 1 at this time.

Our next question is a follow up question from the line of James Bank with Sidoti and Company. Please go ahead.

James Bank:	Hi. Joe, I don’t know if you mentioned this. Is there, was there a target for where your long term debt would land at the end of the year?

Joe Pointer:	No, we haven’t really kind of gotten —

James Bank:	Still the same policy though? Just pay it down as you can?

Joe Pointer:	Yes, yes, we’re going to work at it so hopefully it would be down further than it is.

James Bank:	Okay.

Joe Pointer:	— some amount of restructuring and some of that will come into play is how much of the Hagen restructuring ends up getting paid out before January. I’m guessing it’s not going to be a huge percentage but that’ll have a big impact.

James Bank:	Okay, alright, fair enough. Thank you very much.

Operator:	Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Great. Thank you ladies and gentlemen. At this time I’d like to thank you for your interest in Cascade and assure you that we will always be ready to receive any of your questions that could help you keep informed about our future which we are quite enthusiastic about. Thanks.

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Operator:	Ladies and gentlemen this concludes the Cascade Corporation third quarter earnings conference call. If you would like to listen to a replay of today’s conference call you may dial 1-800-406-7325 and enter the access number 4166329.

END

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